UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2009

ALARION FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-51843	20-3851373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Northeast First Avenue, Ocala, Florida 34470

(address of principal executive offices)

Registrant’s telephone number: (352) 237-4500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03	Material Modification of the Rights of Security Holders.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 7.01	Regulation FD Disclosure

On January 23, 2009, pursuant to the Troubled Asset Relief Program Capital Purchase Program (“CPP”), Alarion Financial Services, Inc. (the “Company”) agreed to issue and sell, and the United States Department of the Treasury (the “UST”) agreed to purchase: (a) 6,514 shares of Company Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (b) a ten-year warrant (the “Warrant”) to purchase up to 327 shares of Company Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (the “Series B Preferred Shares”).

On January 22, 2009, the Company filed with the Division of Corporations, Secretary of State of Florida amendments to its Articles of Incorporation establishing the terms of the Series A Preferred Shares and Series B Preferred Shares.

The issuance and sale also closed on January 23, 2009 (the “Closing Date”) and was exempt from registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. On the Closing Date, the UST also exercised the Warrant. The purchase price for the Series A Preferred Shares was $6,514,000 and the Warrant was exercised in a cashless transaction. At closing, the Company issued to the UST 6,514 Series A Preferred Shares and 326 Series B Preferred Shares.

Cumulative dividends on the Series A Preferred Shares will accrue on the liquidation preference at an annual rate of 5% per year for the first five years and at an annual rate of 9% thereafter. Cumulative dividends on the Series B Preferred Shares will accrue on the liquidation preference at an annual rate of 9%. Dividends will be paid only if and when declared by the Company’s Board of Directors. Neither the Series A Preferred Shares nor the Series B Preferred Shares have a maturity date and they both rank senior to the Common Stock (and pari passu with each other) with respect to the payment of dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the Company. Subject to the approval of the Board of Governors of the Federal Reserve System, the Preferred Shares are redeemable at the option of the Company at 100% of their liquidation preference, provided that the Series A Preferred Shares and Series B Preferred Shares may be redeemed prior to the first dividend payment date after January 23, 2009 only if: (a) the Company has raised aggregate gross proceeds in excess of 25% of the liquidation preference of the respective series that qualify pursuant to the terms of the CPP; and (b) the aggregate redemption price does not exceed the aggregate net proceeds from such qualified equity offerings. Series B Preferred Shares may not be redeemed as long as Series A Preferred Shares remain outstanding.

The CPP imposes limitations on the payment of dividends on the Common Stock and on the Company’s ability to repurchase its common stock, and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008. As a

condition to the closing of the transaction, each of Chief Executive Officer Jon M. Kurtz, Chief Financial Officer Matt Ivers, Executive Vice President Walter Czuryla, and Alachua County President Robert L. Page: (a) executed a waiver voluntarily waiving any claim against the UST or the Company for any changes to such officer’s compensation or benefits that are required to comply with the regulations issued by the UST under the CPP and acknowledging that the regulation may require modification of the compensation arrangements and agreements (including so-called “golden parachute” agreements) as they relate to the period the UST holds any securities of the Company acquired through the CPP; and (b) entered into a Compliance Letter Agreement.

Copies of the securities and agreements described above are incorporated by reference into Items 1.01, 3.02, 3.03, 5.02, 5.03 and 7.01 and the foregoing summary of certain provisions of those documents is qualified in its entirety by reference thereto.

Item 9.01	Financial Statements and Exhibits.

Exhibits

The following exhibits are filed as part of this Report on Form 8-K:

3.1	Articles of Amendment to the Articles of Incorporation authorizing the Series A Preferred Shares

3.2	Articles of Amendment to the Articles of Incorporation authorizing the Series B Preferred Shares

4.1	Form of Certificate for Series A Preferred Stock

4.2	Form of Certificate for Series B Preferred Stock

4.3	Warrant to Purchase up to 327 shares of Series B Preferred Stock

10.1	Letter Agreement between the Company and the UST

10.2	Form of Waiver

10.3	Form of Compliance Letter Agreement

10.4	Securities Purchase Agreement – Standard Terms between the Company and the United States Department of the Treasury.

10.5	Side Letter Agreement between the Company and the UST

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALARION FINANCIAL SERVICES, INC.

(Registrant)

Date: January 26, 2009	/s/ Matt Ivers
Matt Ivers
Chief Financial Officer